January 29, 2013

CONSOL Energy Inc.
CNX Center
1000 Consol Energy Drive
Canonsburg, PA 15317-6506

phone:	724-485-4018
fax:	724-485-4849
e-mail:	brettharvey@consolenergy.com
web:	www.consolenergy.com

J. BRETT HARVEY
Chairman of the Board
Chief Executive Officer

VIA HAND DELIVERY

Dear Mr. Richey:

As discussed, in connection with your retirement from CONSOL Energy Inc. (the “Company”), your employment with the Company will terminate effective as of March 1, 2013. In recognition of your service to the Company, the Company is offering you the following separation benefit:

•
Separation payment. The Company is offering to pay you $772,000.00, minus applicable withholdings and deductions. This includes any amounts you would be eligible to receive under the CONSOL Energy Inc. Severance Pay Plan for Salaried Employees and/or under the Employment Letter. Your separation payment will be paid on the first regularly scheduled Company payday after this agreement becomes effective.

The above payment is expressly conditioned on your execution (without revocation) of this letter agreement. You are not otherwise entitled to receive this payment, unless you sign (and do not revoke) this agreement.
The Company advises you to consult with an attorney of your choice regarding this agreement, which includes an offer of consideration in exchange for a release of claims. You have 21 days from January 29, 2013 to review and consider its terms. Even after signing this agreement, you have 7 days after signing it to revoke it, if you change your mind.

Regardless of whether you sign this agreement, to the extent you have unused vacation time for 2013 or accrued vacation time for 2014 as of your last day of work, you will be paid for such amounts in a lump sum (minus applicable withholdings and deductions) pursuant to the CONSOL Energy Inc. Vacation Policy. If you are covered under group medical, dental, or vision healthcare plans sponsored by the Company or its affiliates, you will receive information under separate cover regarding any rights you may have to continue such coverage under applicable law.
By signing and not revoking this agreement, you agree that the Offer Letter (the “Offer Letter”) between you and the Company dated February 11, 2005, is terminated and of no force and effect, and you release CONSOL Energy Inc., and all of its affiliated companies (collectively, the "CONSOL Companies") and all of their current and former directors, officers, agents, and employees, from any and all claims you have or might have against them as the result of events that occurred on or before the date this agreement is executed by you, except for the rights described in the next paragraph. Your released claims include, without limitation, all claims relating in any way to your employment with the CONSOL Companies; the termination of your employment; and any cause of action or claim you have or might have for an alleged violation of any express or implied contract, or federal or state law, including (without limitation) the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act, Sarbanes Oxley, the WARN Act, the Pennsylvania Human Relations Act (“PHRA”), the Pennsylvania Wage Payment and Collection Law, and any other state, federal or local law, rule or regulation. Your released claims also include any claim you have or might have for payment under the CONSOL Energy Inc. Severance Pay Plan for Salaried Employees or the Offer Letter, other than the payment stated in this letter agreement. If any administrative agency or court assumes jurisdiction over any charge, complaint, proceeding or action involving claims released in this agreement, you agree that you will not accept, recover, or receive any monetary damages or other relief from or in connection with that charge, complaint, or proceeding. You agree that if a court of competent jurisdiction determines that you are to be awarded damages under the WARN Act or any other federal or state law, those damages would be offset by an amount equal to payment under this agreement minus $500.
You have certain rights that are not released by signing this agreement. The foregoing release does not affect the following: any rights or claims that may arise after the date this agreement is executed; your right to enforce the Company's obligations under this agreement; any rights you may have to vested Company pension or retirement benefits that you are entitled to on March 1, 2013; any rights you may otherwise have relative to nonqualified stock options, restricted stock units, and performance share units; your rights under any Indemnification Agreement with the Company or CNX Gas Corporation; your rights under the Company’s agreement with Ayco; your right to file a charge or complaint with any appropriate federal, state, or local agency, such as the United States Equal Employment Opportunity Commission; your right to participate in or cooperate with any such charge or complaint procedure; your right to challenge the validity of this agreement as applied to claims under the ADEA; and any right that cannot be waived as a matter of law. Any other claim you have or might have is, however, released by this agreement.
If you have any questions regarding the scope of your release, including those rights that are not released, the Company advises you to address that subject with your own attorney before signing this agreement.

Further, you acknowledge that this is an amicable arrangement and will be portrayed as such in all public statements, whether written or oral, by executive management of the Company, and by you. As such, executive management of the Company will not disparage you, and you will not disparage them or the Company. Additionally, you will cooperate with the Company in any future matters relating to your past employment. You agree to be reasonably available to the CONSOL Companies for the purpose of responding to requests for information, to provide information, documents, declarations or statements, to meet with attorneys and other Company representatives, to prepare for and give testimony by deposition or otherwise, and to cooperate in the investigation, defense or prosecution of matters relating to any threatened, present, or future legal actions, investigations or administrative proceedings involving the CONSOL Companies. The Company will advance or reimburse your reasonable costs incurred as a result of these obligations.
If all of the above terms are agreeable to you, please sign the enclosed copy of this letter and return it to me for our files. Please direct any questions to Steve Johnson at (724) 485-4163. We appreciate your service to the Company, and wish you all the best in the future.
Sincerely,

/s/ J. Brett Harvey
J. Brett Harvey

I KNOWINGLY AND VOLUNTARILY AGREE TO THE ABOVE TERMS THIS 29th DAY OF January, 2013, INTENDING TO BE LEGALLY BOUND.

/s/ P. Jerome Richey
P. Jerome Richey